Exhibit 6.12

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is dated as of the date set forth on the signature page hereto, by and between iPic-Gold Class Entertainment, LLC, a Delaware limited liability company (“Issuer”) and Regal/Atom Holdings, LLC, a Delaware limited liability company (the “Subscriber”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Subscriber desires to purchase for $8,962,271 in cash (the “Purchase Price”) 661,889 of Issuer’s Common Membership Units (“Issuer Units”);

WHEREAS, concurrently with the purchase of the Issuer Units, the Subscriber is making a subordinated loan to the Company in the principal amount of $3,037,729 on terms consistent with the existing outstanding subordinated loans made to VR iPic Finance;

WHEREAS, Issuer and the Subscriber desire to establish certain rights and obligations in connection therewith; and

WHEREAS, in connection with, and as a condition to, the purchase of the Issuer Units by the Subscriber, the Subscriber shall enter into that certain Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of April 21, 2017, attached hereto as Annex A (as amended, modified or supplemented from time to time, the “Issuer LLC Agreement”), by and among the Issuer, the Subscriber and the other signatories thereto, establishing and setting forth their agreement with respect to certain rights and obligations associated with the ownership of Issuer Units.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I TRANSACTIONS; CLOSING; DELIVERIES

1.1. Transactions. Upon the terms and subject to the conditions set forth herein, on and as of the date hereof, Issuer shall issue the Issuer Units to the Subscriber, and the Subscriber shall deliver the Purchase Price to Issuer in exchange therefor.

1.2. Closing; Deliveries.

(a)  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on and as of the date hereof (the date of the Closing, the “Closing Date”) or as otherwise determined by the Issuer.

(b)   At the Closing, the Subscriber shall deliver to Issuer, by wire transfer of immediately available funds to the account specified by Issuer, the Purchase Price. Delivery of the Purchase Price shall be made against a book entry in the Issuer’s books and records reflecting the Subscriber as the registered owner of the Issuer Units.

(c)  At the Closing, the Subscriber shall deliver to Issuer the Issuer LLC Agreement, duly executed by the Subscriber.

1.3. Issuer LLC Agreement. By executing and delivering this Agreement, the Subscriber hereby agrees to become a “Member” under the Issuer LLC Agreement, and to be bound by, and to comply with, the terms, conditions and provisions of the Issuer LLC Agreement, all of which are accepted by the Subscriber as evidenced by its execution thereof.

1.4. Purchase Price. Within twelve months of the Closing, (i) to the extent the Issuer issues any Membership Units to third party investors in a transaction with the principal purpose of raising capital for a price per unit which is less than the price per unit paid by the Subscriber for the Issuer Units (the “Adjusted Price Per Unit”), the Issuer shall issue to the Subscriber additional Membership Units identical to the Issuer Units for no additional consideration, such that the number of Issuer Units originally issued or sold to the Subscriber in connection with this Agreement shall be increased to such number of Issuer Units as the Subscriber would have received had it purchased such Issuer Units at the Closing based on the Adjusted Price Per Unit, and (ii) to the extent the Issuer issues any other equity securities of the Issuer to third party investors in a transaction with the principal purpose of raising capital, then the Issuer Units purchased by the Subscriber shall be convertible into a number of such other equity securities of the Issuer equal to $8,962,271 divided by the price per share or unit, as applicable, of such other equity securities issued (the transactions contemplated by clauses (i) and (ii), an “Additional Equity Transaction”). If, within twelve months of the Closing, the Issuer consummates one or more Additional Equity Transactions in which third party investors purchase at least $20,000,000 of Issuer equity and subordinated loans (a “Qualified Additional Equity Transaction”), then the Subscriber shall purchase, within 10 Business Days of the consummation of such Qualified Additional Equity Transaction, on the same terms and conditions as such third party investors, $2,500,000 of additional equity interests and subordinated loans in the Issuer; provided that in the event that there are multiple Additional Equity Transactions prior to any such additional purchase by the Subscriber, such additional equity interests will be purchased by the Subscriber at the weighted average price per unit of equity sold in such Additional Equity Transactions.

2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to the Subscriber, as of the date hereof, as follows:

2.1. Organization and Good Standing. Issuer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to own its assets and to carry on its business as now conducted.

2.2. Authority; Execution; Enforceability. Issuer has all requisite power and authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder, and (c) consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, by Issuer have been duly authorized by all requisite action on the part of Issuer and no other action on the part of Issuer is necessary for the execution, delivery and performance of this Agreement by Issuer or the consummation of the transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement and the Issuer LLC Agreement by all other parties hereto and thereto, this Agreement and the Issuer LLC Agreement constitute valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar federal, state, local, international statute, law (including international conventions, protocols and treaties), ordinance, rule, regulation, or legally binding guidance document of any Governmental Entity (together, “Laws”) affecting creditors’ rights and remedies generally and (y) general principles of equity. Issuer has all requisite power and authority to issue Issuer Units in accordance with this Agreement.

2.3. Capitalization. At the Closing, the Issuer will have an adequate number of authorized Membership Units (as defined in the Issuer LLC Agreement) to effect the issuance of the Issuer Units in accordance with this Agreement. The Issuer Units will have been duly issued and fully paid and will be non-assessable when issued and delivered against payment therefor as provided in this Agreement, free and clear of all liens, security interests, claims, restrictions and encumbrances of any kind (collectively, “Liens”), other than under the Issuer LLC Agreement and applicable securities Laws. Following the issuance of the Issuer Units to the Subscriber in accordance with this Agreement, the outstanding Membership Units, and the holders thereof, shall be as set forth on Exhibit A of Annex A. Other than as set forth on Exhibit A of Annex A, there are no other Membership Units outstanding, and there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Issuer to issue, transfer, sell, purchase, redeem or otherwise acquire, any Membership Units, except as required under this Agreement and the Issuer LLC Agreement.

2.4. Issuer Financial Statements. Attached hereto as Annex B are copies of the audited financial statements of the Issuer for the period ended December 31, 2016 (such financial statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of the Issuer, as of the date thereof, and the results of operations and cash flows of the Issuer for the periods set forth therein. The Financial Statements (including all related notes) have been prepared, in all material respects, in accordance with GAAP, except as otherwise noted therein.

3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER

The Subscriber hereby represents and warrants to Issuer, as of the date hereof, as follows:

3.1. Authority; Execution; Enforceability. The Subscriber has all requisite capacity, power and authority to (a) execute and deliver this Agreement and the Issuer LLC Agreement, (b) perform its obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Issuer LLC Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby by the Subscriber has been duly authorized by all requisite action on the part of such Subscriber, and no other action on the part of the Subscriber is necessary for the execution, delivery and performance of this Agreement and the Issuer LLC Agreement by the Subscriber or the consummation of the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement by all other parties hereto and the Issuer LLC Agreement by the other parties thereto, this Agreement and the Issuer LLC Agreement constitute the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and (y) general principles of equity.

3.2. Restricted Securities. The Subscriber is acquiring the Issuer Units it is acquiring under this Agreement for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in any manner that would be in violation of the Securities Act. The Subscriber has not, directly or indirectly, offered any Issuer Units to anyone or solicited any offer to buy any Issuer Units from anyone, so as to bring the offer and sale of any Issuer Units within the registration requirements of the Securities Act. The Subscriber understands that (a) except as provided in the Issuer LLC Agreement, the Issuer Units will not be registered under the Securities Act or any state securities laws by reason of their issuance by Issuer in a transaction exempt from the registration requirements thereof and (b) the Issuer Units may not be sold or otherwise disposed of unless such sale or disposition is registered under the Securities Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder.

3.3. Accredited Investor. The Subscriber is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and has completed and returned to the Issuer the accredited investor questionnaire attached hereto as Annex C and acknowledges that the information contained therein is complete and accurate and is hereby affirmed as of the date hereof. The Subscriber has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Issuer Units and is capable of bearing the economic risks of such investment for an indefinite period of time. The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Issuer Units and has had full access to such other information concerning Issuer and its subsidiaries as such Subscriber has requested. The Subscriber is relying on the Subscriber’s own business judgment and knowledge concerning the business, financial condition and prospects of the Issuer, and the advice of the Subscriber’s own counsel, tax advisors and other advisors, in making the decision to acquire the Issuer Units. The Subscriber and the Subscriber’s advisors, if any, have been afforded the opportunity to examine all documents, materials and information concerning the Issuer as the Subscriber deems to be necessary or advisable in order to reach an informed decision as to an investment in the Issuer. The Subscriber has carefully reviewed and understands these materials, including the terms and provisions of this Agreement and all related documents and has evaluated the restrictions and obligations contained herein and therein. The Subscriber has made such independent investigation of the Issuer and its subsidiaries and related matters as the Subscriber deems to be necessary or advisable in connection with the acquisition of the Issuer Units contemplated by this Agreement.

4

3.4.  Consents and Approvals. No notices, reports, registrations or other filings are required to be made by the Subscriber with, nor are any consents, approvals or authorizations required to be obtained by the Subscriber from, any domestic or foreign court, arbitral tribunal, administrative agency or commission or other federal, state, county, local, municipal or international governmental or regulatory or self-regulatory organization, regulatory agency or authority or any securities exchange (each, a “Governmental Entity”) or any other Person under any contract, agreement or other obligation to which the Subscriber is party or by which its assets are bound, in connection with the valid execution, delivery or performance of this Agreement and the Issuer LLC Agreement by the Subscriber or the consummation by the Subscriber of the transactions contemplated by this Agreement and the Issuer LLC Agreement, in each case except for such notices, reports, registrations and other filings the failure of which to make or obtain, individually or in the aggregate, are not material to the Subscriber’s ability to perform its obligations hereunder and thereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Subscriber of its obligations hereunder and thereunder.

3.5. No Conflicts. The execution, delivery and performance of this Agreement and the Issuer LLC Agreement by the Subscriber do not, and the consummation of the transactions contemplated hereby and thereby by the Subscriber will not, violate, conflict with or result in a breach of or constitute a default (with or without notice or lapse of time, or both) under any agreement, instrument, permit, franchise, license, judgment or order applicable to the Subscriber, other than such conflicts, breaches or defaults that, individually or in the aggregate, are not material to the Subscriber’s ability to perform its obligations hereunder and thereunder and would not prohibit or restrict or delay, in any material respect, the performance by the Subscriber of its obligations hereunder and thereunder.

3.6. Compliance with Law. The Subscriber does not know or have any reason to suspect, after reasonable inquiry, that (a) the monies used or to be used to make the Subscriber’s Investment in the Issuer are, were or will be derived from or related to any illegal activities, including but not limited to, any activities that may contravene U.S. federal or state or non-U.S. laws and regulations, including anti-money laundering laws, or (b) the proceeds from the Subscriber’s investment in the Issuer will be used to finance any activities that may contravene U.S. federal or state or non-U.S. laws and regulations, including anti-money laundering laws. The Subscriber will promptly provide such materials as may be requested from time to time by the Issuer in its reasonable discretion in order for the Issuer to comply with legal, administrative and regulatory requirements that require the Issuer to verify the identity of the Subscriber and underlying investors and the source of funds paid to the Issuer by the Subscriber or shall otherwise cooperate with the Issuer and satisfy such requirements. The Subscriber further understands that the Issuer may release confidential information about the Subscriber and, if applicable, any underlying investors, to proper authorities if the Issuer, in its sole discretion, determines that it is necessary or appropriate in light of applicable law or regulations concerning money laundering and/or similar activities.

5

3.7. Brokers and Finders. No agent, broker, investment banker, intermediary, finder, or firm acting on behalf of such Subscriber is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Subscriber in connection with this Agreement or upon consummation of the transactions contemplated hereby.

ARTICLE IV SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1. Survival. The representations and warranties of the Issuer and the Subscriber contained in this Agreement shall terminate as of the Closing.

ARTICLE V COVENANT

5.1. Transfer Restrictions. The Subscriber agrees that it will not sell, convey, transfer or offer for sale any of the Issuer Units it acquires except as provided in the Issuer LLC Agreement and upon compliance with the Securities Act and any applicable state securities or “blue sky” laws or pursuant to any exemption therefrom.

ARTICLE VI MISCELLANEOUS

6.1. Entire Agreement; Amendments. This Agreement, the Annexes and other documents referred to herein and the documents delivered pursuant hereto, together with the Issuer LLC Agreement being entered into on the date hereof among the parties hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, restated, modified or supplemented except by a written instrument signed by all parties hereto. Until such an amendment is signed by all such parties, any other agreements, understandings, writing or oral promises or representations at odds with the terms of this Agreement shall be of no effect and shall not in any way be binding upon the parties hereto.

6.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when delivered by facsimile or electronic transmission with confirmation of delivery, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Issuer, to such entity:

iPic-Gold Class Entertainment, LLC 3300 Airport Road, Suite 203

Boca Raton, Florida 33431

6

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: David Shaw

Facsimile: (212) 859-4000

Telephone: (212) 859-8000

Email: david.shaw@friedfrank.com

If to the Subscriber, to such Subscriber at the address set forth below the Subscriber’s name on the signature pages hereto, or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of, in the case of a proposed assignment or delegation by the Issuer, the Subscriber, and in the case of a proposed assignment or delegation by a Subscriber, the Issuer; provided, further, that any of Issuer or the Subscriber may, without the prior written consent of the other parties, (a) assign any of its rights or delegate any of its duties under this Agreement to any of its respective Affiliates or any Person in a Transfer (as defined in, and in accordance with the terms of, the Issuer LLC Agreement), provided that no such assignment shall relieve Issuer or the Subscriber of its obligations hereunder; and (b) assign its rights, but not its obligations, under this Agreement to any of its financing sources. Following the date hereof, any party may assign any of its rights hereunder, but no such assignment shall relieve such party of its obligations hereunder.

6.4. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.5. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel.

7

6.6. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

6.7. Execution in Counterparts. This Agreement may be executed in counterparts, including by facsimile transmission or other electronic means, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

6.8. Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (c) the execution and delivery of such instruments, and the taking of such other actions, as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

6.9. Construction. In the construction of this Agreement the neuter gender will include the feminine or the masculine in all cases where such meanings would be appropriate.

6.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws or choice of law provisions or principles. By the execution and delivery of this Agreement, Issuer and the Subscriber submits to the exclusive personal jurisdiction of the U.S. federal courts or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, in any suit or proceeding arising out of or relating to this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11. No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective heirs, successors and permitted assigns any right, benefit or remedy under or by reason of this Agreement.

6.12. Specific Performance. The Subscriber acknowledges and agrees that the breach of this Agreement by the Subscriber would cause irreparable damage to Issuer and that Issuer would not have an adequate remedy at law, and Issuer acknowledges and agrees that the breach of this Agreement by Issuer would cause irreparable damage to the Subscriber and that the Subscriber would not have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

[The remainder of this page is intentionally left blank.]

8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of April 21, 2017.

ISSUER:	IPIC - GOLD CLASS ENTERTAINMENT, LLC

	By:	/s/ Hamid Hashemi
	Name:	Hamid Hashemi
	Title:	CEO

[Signature Page to Subscription Agreement]

9

SUBSCRIBER:	REGAL/ATOM HOLDINGS, LLC

	By:	/s/ Peter Brandow
Name: Peter Brandow
Title: Vice President & Secretary

Address for Notices:

7132 Regal Lane
Knoxville TN 37922

[Signature Page to Subscription Agreement]

10